EXHIBIT 4.6

QSOUND LABS, INC. (“THE COMPANY”)
STOCK OPTION PLAN FOR OUTSIDE DIRECTORS

1.	PURPOSES

The purposes of this Stock Option Plan for Outside Directors (“Plan”)are to obtain and retain qualified individuals who meet the definition of “independent” contained in the Corporate Governance requirements of the Marketplace Rules of the NASDAQ Stock Market (“Outside Directors”), to serve on the Company’s Board of Directors (“Board”), to induce the Outside Directors to make the maximum contribution towards the success of the Company, and to compensate the Outside Directors for their services.

2.	ADMINISTRATION

The Plan will be administered by the Board. The Board has sole authority to i)construe and interpret the Plan; ii) correct any defect, supply any omission or reconcile any inconsistency in the Plan; iii) grant options to purchase common shares of the Company (“Options”) to Outside Directors under the Plan and determine terms and conditions of the Options; and iv) make all other determinations and interpretations necessary and advisable for the administration of the Plan. All decisions, determinations and interpretations made by the Board will be binding and conclusive on all participants in the Plan and on their legal representatives, heirs and beneficiaries.

3.	COMMON SHARES

The Board is authorized to grant Options to acquire up to a total of 150,000 of the Company’s authorized but unissued, or reacquired, common shares to Outside Directors. Any person to whom an Option is granted under the Plan or who is the owner of an Option under the Plan is referred or as a “Optionee”. If any outstanding Option expires or is terminated for any reason, the common shares allocable to the unexercised portion of such Option may again be subject to an Option re-granted to the same or a different Outside Director.

4.	OPTIONS

Each Option granted under the Plan will be evidenced by a written agreement approved by the Board (“Agreement”). All Options must also comply with the following requirements:

(a)     Option Price    Each Option shall be priced no lower than the per share closing price of the Company’s common shares on the NASDAQ Stock Market on the date of grant.

(b)     Duration of Options    The expiration date of the Option must not be later than ten (10) years from the date of grant.

(c)     Vesting    No Option will be exercisable until it has vested. The Board may specify a vesting schedule for each Option. The vesting of one or more outstanding Options may be accelerated by the Board at such time and in such amounts as it determines in its sole discretion.

(d)     Termination of Vested Options    Vested options will terminate, to the extent not previously exercised, upon the occurrence of the first of the following events: i) the expiration date of the Option; ii) the expiration of thirty (30) days from the date on which the Optionee ceases to be a member of the Board other than by death or Disability (as defined below) unless the exercise period is extended by the Board until a date not later than the expiration date of the Option; or iii) the expiration of one year from the date on which the Optionee ceases to be a member of the Board by reason of death or Disability unless the exercise period is extended by the Board until a date not later than the expiration date of the Option. “Disability” means medically determinable physical or mental impairment which has lasted or can be expected to last for a continuous period of not less than twelve (12) months or that can be expected to result in death. Upon the death of an Optionee, any vested Options held by the Optionee may be exercised by the Optionee’s legal representative until such Options terminate as provided above.

(e)     Termination of Unvested Options    Unvested Options will terminate on the date on which the Optionee ceases to be a member of the Board for any reason whatsoever including death or Disability.

(f)     Exercise of Options    Options will be exercisable, in full or in part, at any time after vesting, until termination. Options or portions thereof may be exercised by giving written notice to the Company, which notice will specify the number of common shares to be purchased, and be accompanied by payment in cash or by check in the amount of the aggregate exercise price for the common shares so purchased.

(g)     Rights as a Shareholder    An Optionee will have no rights as a shareholder with respect to any common shares covered by an Option until such Optionee becomes a record holder of such shares, irrespective of whether such Optionee has given notice of exercise.

(h)     Transfer of Option    Options granted under the Plan may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will, by applicable laws of descent and distribution or pursuant to a qualified domestic relation order; provided however, that Options may be transferred without payment of consideration to a trust established exclusively for the benefit of the Optionee.

(i)     Securities Regulation    Common shares will not be issued with respect to an Option unless the exercise and the issuance and delivery of the shares comply with all relevant provisions of law, including, without limitation, any applicable securities laws, rules and regulations, and the requirements of the NASDAQ Stock Market. Without limiting the foregoing, if at any time the Board shall determine, in its sole discretion, that the listing, registration or qualification of the common shares under any federal, provincial or state law or on any securities exchange or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, delivery or purchase of such shares pursuant to the exercise of an Option, such Option shall not be exercised in whole or in part unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board. As a condition to the exercise of an Option, the Board may require the Optionee to represent and warrant in writing at the time of such exercise that the common shares are being purchased only for investment and without any then-present intention to sell or distribute such shares. At the option of the Board a legend indicating that the common shares may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided stating that such transfer is not in violation of any applicable law or regulation, may be stamped on the certificates representing such shares in order to assure an exemption from registration. The Board also may require such other documentation as may from time to time be necessary to comply with federal, provincial and state securities laws. THE COMPANY HAS NO OBLIGATION TO REGISTER THE OPTIONS OR THE COMMON SHARES ISSUABLE UPON THE EXERCISE OF OPTIONS.

(j)     Tax Withholding    The Optionee must pay to the Company by cash or check, promptly upon exercise of an Option or, if later, the date that the amount of such obligations becomes determinable, all applicable Canadian and US federal, provincial, state, local and foreign withholding taxes that the Board, in its discretion, determines to result upon exercise of an Option or from a transfer or other disposition of common shares acquired upon exercise of an Option or otherwise related to an Option or common shares acquired in connection with an Option.

(k)     Stock Dividend or Reorganization    If i) the Company is at any time involved in any merger, reorganization, consolidation or amalgamation; (ii) the Company declares a dividend payable in, or subdivides or combines, its common shares; or (iii) any other event with substantially the same effect occurs, the Board will, subject to applicable law, with respect to each outstanding Option, proportionately adjust the number of common shares subject to such Option and/or the exercise price per share so as to preserve the rights of the Optionee substantially proportionate to the rights of the Optionee prior to such event, and to the extent that such action includes an increase or decrease in the number of common shares subject to outstanding Options, the number of shares available under Section 3 of the Plan will be increased or decreased, as the case may be, proportionately, and all such adjustments determined by the Board shall be final, binding and conclusive. The grant of an Option will not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge, consolidate or dissolve, to liquidate or to sell or transfer all or any part of its business or assets.

6.	EFFECTIVE DATE; TERM

Stock Options may be granted by the Board from time to time on or after the date on which the Plan is adopted (“Effective Date”) and until the Plan is terminated by the Board in its sole discretion. Termination of the Plan will not terminate any Option granted prior to such termination.

7.	NO OBLIGATIONS TO EXERCISE OPTION

The grant of an Option will impose no obligation upon the Optionee to exercise such Option.

8.	NO RIGHT TO OPTIONS OR TO DIRECTORSHIP

Nothing in the Plan shall be deemed to create any obligation on the part of the Board to grant any Options or to nominate any of its members for re-election by the Company’s shareholders, nor confer upon any Optionee the right to remain a member of the Board for any period of time, or at any particular rate of compensation.

9.	APPLICATION OF FUNDS

The proceeds received by the Company from the sale of common shares issued upon the exercise of Options will be used for general corporate purposes, unless otherwise directed by the Board.

10.	INDEMNIFICATION OF PLAN ADMINISTRATOR

In addition to all other rights of indemnification they may have as members of the Board, members of the Board will be indemnified by the Company for all reasonable expenses and liabilities of any type or nature, including attorney’s fees, incurred in connection with any action, suit or proceeding to which they or any of them are a party by reason of, or in connection with, the Plan or any Option granted under the Plan, and against all amounts paid by them in settlement thereof (provided that such settlement is approved by independent legal counsel selected by the Company), except to the extent that such expenses relate to matters for which it is adjudged that such Board member is liable for willful misconduct; provided, that within fifteen (15) days after the institution of any such action, suit or proceeding, the Board member involved therein will, in writing, notify the Company of such action, suit or proceeding, so that the Company may have the opportunity to make appropriate arrangements to prosecute or defend the same.

11.	AMENDMENT OF PLAN

The Board may, at any time, modify, amend or terminate the Plan or modify or amend Options granted under the Plan, including, without limitation, such modifications or amendments as are necessary to maintain compliance with applicable statutes, rules or regulations; provided however, no amendment with respect to an outstanding Option which has the effect of reducing the benefits afforded to the Optionee thereof will be made over the objection of such Optionee. The Board may condition the effectiveness of any such amendment on the receipt of shareholder approval at such time and in such manner as the Board may consider necessary for the Company to comply with or to avail the Company and/or the Optionees of the benefits of any securities, tax, market listing or other administrative or regulatory requirements.

Effective Date:       April 28, 2006.